Exhibit 2.1
                              ACQUISITION AGREEMENT

        Sino Pharmaceuticals Corporation, a British Columbia corporation
                                   Acquired by
                      SinoPharm Inc., a Nevada corporation

         1. Parties to the Acquisition; Effective Date. Pursuant to the provisions of the Nevada Statutes, Sino Pharmaceuticals Corporation, a British Columbia, Canada corporation ("Sino Pharmaceuticals"), shall be acquired by SinoPharm Inc., a Nevada corporation ("SinoPharm"). The Acquisition ("Acquisition") shall become effective at such time (the "Effective Time") on the date of the closing.

         2.1 Closing. The closing of the Acquisition contemplated by this agreement shall take place on March 31, 2003, or at such other date and place as the parties may mutually agree. The actual date of such closing is referred to herein as the "Closing." It is the Parties intention that for federal and applicable state income tax purposes, this Acquisition qualify as a tax-free contribution under Section 351 of the Internal Revenue Code of 1986, as amended.

         2.2 Effect of the Acquisition. From and after the Effective Time, (i) Sino Pharmaceuticals shall continue its corporate existence as a British Columbia, Canada corporation and shall be a wholly owned subsidiary of SinoPharm; (ii) the articles of incorporation and bylaws of SinoPharm in effect immediately prior the Effective Time shall continue to be its articles of incorporation and bylaws until amended or repealed in a manner provided by law; and (iii) each of the directors and officers of SinoPharm in office immediately prior to the Effective Time shall become the directors and officers of SinoPharm, if they have not resigned as of the Effective Time, until their respective successor are duly elected or appointed.

         2.3 Conversion of Outstanding Shares. Each one (1) share of Sino Pharmaceuticals Common Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition of Sino Pharmaceuticals by SinoPharm, at the Effective Time, and without any further action on the part of either Sino Pharmaceuticals and SinoPharm or any holder of outstanding Common Stock, be cancelled and extinguished and automatically converted into one (1) share of validly issued, fully paid and nonassessable SinoPharm common stock, contingent only upon approval of the Acquisition by the Sino Pharmaceuticals shareholders. At the close of the conversion, the former shareholders of Sino Pharmaceuticals shall hold 100% of the issued and outstanding common stock of SinoPharm.

         3. Representations of Sino Pharmaceuticals. Sino Pharmaceuticals hereby represents and warrants to SinoPharm that:

         3.1 Due Incorporation, etc. Sino Pharmaceuticals is duly incorporated, validly existing and in good standing under the laws of British Columbia, Canada, and has all requisite power and authority to execute and deliver this agreement and to perform the obligations to be performed by it hereunder. Neither the execution nor delivery of this agreement nor the performance by Sino Pharmaceuticals hereof will constitute a breach of or default under the governing instruments of Sino Pharmaceuticals or any agreement, instrument, indenture, judgment or decree to which Sino Pharmaceuticals is a party or by which it is bound. Prior to the Closing, all consents and approvals, if any, required to be obtained by Sino Pharmaceuticals for its performance hereunder will have been obtained.

         3.2 Due Execution, Validity and Effect. This agreement has been duly authorized, executed and delivered by Sino Pharmaceuticals and, assuming the due


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authorization,  execution and delivery by SinoPharm,  this agreement constitutes the valid, legal and binding obligation of Sino Pharmaceuticals, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

         3.3 Title to the Shares. At Closing, Sino Pharmaceuticals shall deliver the shares of its common stock, with legal and valid title thereto, free and clear of all liens, charges, pledges, claims and encumbrances of any kind or nature whatsoever, other than those created by this agreement.

         3.4 Board Approval. The Shareholders and the Board of Directors of Sino
Pharmaceuticals  have  duly  approved  the  Acquisition   contemplated  by  this
agreement.

         3.5 Full Disclosure. No representation or warranty made by Sino Pharmaceuticals in this agreement and no certificate or document furnished or to be furnished to SinoPharm pursuant to this agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         3.6 Financial Statements. Sino Pharmaceuticals shall have obtained and provided to SinoPharm true and accurate financial statements consisting of their most recent year end financial statements and financial statements through the most recently ended quarter.

         3.7 Capital Structure. Sino Pharmaceuticals shall have 2,000,000 issued and outstanding shares at the closing.

         4. Representations of SinoPharm Inc. SinoPharm represents and warrants to Sino Pharmaceuticals that:

         4.1 Due Incorporation, etc. SinoPharm is duly incorporated, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to execute and deliver this agreement and to perform the obligations to be performed by it hereunder. Neither the execution nor delivery of this agreement nor the performance by SinoPharm hereof will constitute a breach of or default under the governing instruments of SinoPharm or any agreement, instrument, indenture, judgment or decree to which SinoPharm is a party or by which it is bound. Prior to the Closing, all consents and approvals, if any, required to be obtained by SinoPharm for its performance hereunder will have been obtained.

         4.2 Due Execution, Validity and Effect. This agreement has been duly authorized, executed and delivered by SinoPharm and, assuming the due authorization, execution and delivery by Sino Pharmaceuticals, this agreement constitutes the valid, legal and binding obligation of SinoPharm, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

         4.3 Full Disclosure. No representation or warranty made by SinoPharm in this agreement and no certificate or document furnished or to be furnished to Sino Pharmaceuticals pursuant to this agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.4 Capital Structure. SinoPharm shall have no issued and outstanding shares, and shall have the authority to issue an aggregate of 110,000,000 shares of capital stock having a par value of $0.001 per share of which no more than 10,000,000 may be preferred stock, at the closing.



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         4.5  Board  Approval.  The Board of  Directors  of  SinoPharm  has duly approved the Acquisition contemplated by this agreement.

         4.6 Registration. Within six months of the closing, the SinoPharm shall prepare and file an SB-2 registration statement, and shall pursue such registration statement until it shall have been declared effective by the Securities and Exchange Commission. After effectiveness of the registration statement, SinoPharm shall timely and diligently file all required Securities and Exchange Commission reports, including but not limited to 10Q's, 10K's and 8K's.

         5. Certain Fees. Neither party has incurred any liability for any brokers' or finders' fees or commissions in connection with the Acquisition contemplated by this Agreement for which the other party is or would be liable. Each of the parties agree to indemnify and hold harmless the other from and against any commission, fee or claim of any person employed or retained by it to bring about the Acquisition contemplated hereby or to represent it in connection therewith.

         6. Conditions to Obligations of the Parties. All obligations of the parties under this agreement are subject to the fulfillment or satisfaction, prior to or at Closing, of each of the following conditions precedent (all of which may be waived):

         (a) each of the representations and warranties of the parties herein being true and correct in all material respects on the date hereof and as of the Closing, and each of the parties having performed or complied with all agreements and covenants contained in this agreement to be performed or complied with by it or either of them, as the case may be, prior to or at the Closing;

         (b) neither Sino Pharmaceuticals nor SinoPharm issuing any stock, changing its capital structure or incurring any debt in an amount more than $10,000;

         (c) neither Sino Pharmaceuticals nor SinoPharm being precluded by an order or preliminary or permanent injunction of a court of competent jurisdiction from consummating the Acquisition pursuant to this agreement (each party agreeing to use its reasonable best efforts to have any such injunction lifted);

         (d) there not having been any statute, rule or regulation enacted or promulgated by any government body or agency after the date hereof which is applicable to the Acquisition pursuant to this agreement which would render the consummation of the Acquisition illegal; and

         (e) The shareholders of Sino Pharmaceutucals shall have, by a majority vote, approved the Acquisition.

         7. Survival of  Representations.  All  representations,  warranties and
agreements   made  herein  shall   survive  any   investigation   made  by  Sino
Pharmaceuticals and SinoPharm, and shall survive the Closing.

         8. Termination. This agreement may be terminated:

                  (a) on the date specified in a writing executed by SinoPharm and Sino Pharmaceuticals;

                  (b) by SinoPharm upon written notice to Sino Pharmaceuticals, if any representation or warranty made in this agreement by Sino Pharmaceuticals



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shall have been false or incorrect  in any  material  respect when made or shall have become false or incorrect in any material respect thereafter, of if Sino Pharmaceuticals shall fail to perform or observe any material covenant or agreement made by Sino Pharmaceuticals in this agreement; or

                  (c) by Sino Pharmaceuticals, upon written notice to SinoPharm, if any representation or warranty made in this agreement by SinoPharm shall have been false or incorrect in any material respect when made or shall have become false or incorrect in any material respect hereafter, or if SinoPharm shall fail to perform or observe any material covenant or agreement made by it in this agreement.

         9. Miscellaneous.

         9.1 Binding Effect; Assignment. This agreement shall inure to the benefit of and be binding upon the parties hereto, their respective legal representatives and successors. This agreement may not be assigned.

         9.2 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the Acquisition pursuant to and in the manner contemplated by this agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.

         9.3 Entire Agreement; Absence of Representation. This agreement constitutes the entire agreement between the parties hereto and supersedes all prior arrangements, understandings, and agreements, oral or written, between the parties hereto with respect to the subject matter hereof. SinoPharm and Sino Pharmaceuticals acknowledges that in acquiring the securities in the Acquisition hereunder, it and each of them has relied only upon the representations and warranties expressly made in this agreement and that no other statements, representations or warranties, oral or written, expressed or implied, have been made or relied upon in connection with such acquisitions or as an inducement therefore.

         9.4 Execution in Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

         9.5 Notices. All notices, requests, permissions, waivers and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telegram, telex, facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties at the following respective addresses or to such other addresses as any party hereto shall specify in a notice to the other parties hereto in accordance with the terms hereof:

         If to SinoPharm Inc.:
                         Attention:        Mahmoud S. Aziz
                                           152-11782 River Road
                                           Richmond, B.C. Canada V6X 1Z7
                 Facsimile Transmission:            (604) 303-9170


         If to Sino Pharmaceuticals:
                          Attention:       Mahmoud S. Aziz
                                           152-11782 River Road
                                           Richmond,  B.C.  Canada  V6X  1Z7
                 Facsimile Transmission:             (604) 303-9180



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         9.6  Amendments  and  Waivers.  This  agreement  may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Sino Pharmaceuticals may, by an instrument in writing, waive compliance by SinoPharm with any term or provision of this agreement on the part of any of them to be performed or complied with. SinoPharm may, by an instrument in writing, waive compliance by Sino Pharmaceuticals with any term or provision of this agreement on the part of Sino Pharmaceuticals to be performed or complied with. Any waiver of a breach of any term or provision of this agreement shall not be construed as a waiver of any subsequent breach.

         9.7 Headings; Severability. The headings contained in this agreement are for convenience of reference only and shall not affect the interpretation or construction hereof. Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction. If any provision of this agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as in enforceable.

         9.8 Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of Nevada applicable to agreements made and to be performed wholly within such jurisdiction and without regard to conflicts of laws.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this 31st day of March, 2003.

                                    SINOPHARM INC.


                                    By: /s/ Mahmoud S. Aziz, President


                        SINO PHARMACEUTICALS CORPORATION


                                    By:  /s/ Mahmoud S. Aziz, President



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